EXHIBIT 11

                        STERLING BANCORP AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS [1]

                                                                                             Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                        2005           2004           2003
                                                                                    ------------------------------------------
Net income                                                                          $ 24,026,825   $ 24,604,073   $ 23,903,245
Less: preferred dividends                                                                     --             --        125,019
                                                                                    ------------------------------------------
Net income available for common shareholders and adjusted for diluted computation   $ 24,026,825   $ 24,604,073   $ 23,778,226
                                                                                    ==========================================
Weighted average common shares outstanding                                            19,164,498     19,146,561     18,819,849
Add dilutive effect of:
   Stock options [2]                                                                     598,854        854,405        788,935
   Convertible preferred stock                                                                --         34,528        228,371
                                                                                    ------------------------------------------
Adjusted for assumed diluted computation                                              19,763,352     20,035,494     19,837,155
                                                                                    ==========================================
Basic Earnings per share                                                            $       1.25   $       1.29   $       1.26
                                                                                    ==========================================
Diluted Earnings per share                                                          $       1.22   $       1.23   $       1.20
                                                                                    ==========================================

[1]   The parent company effected a 5% stock dividend on December 12, 2005.

The parent company announced stock dividends as follows:

    Declaration Date       Record Date        Payable Date     Dividend Rate
--------------------------------------------------------------------------------
        11/18/04            11/29/04            12/8/04             20%
        8/21/03              9/1/03             9/10/03             25%
        11/21/02            12/02/02            12/09/02            20%
        11/15/01            11/30/01            12/10/01            10%
        11/16/00            12/01/00            12/08/00            10%
        11/18/99            12/14/99            12/14/99             5%

Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of these stock splits and stock dividends.

[2] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 2005, 2004, and 2003 have not been included in computation of diluted EPS for those respective years. As of December 31, 2005, 121,275 options to purchase shares at prices between $21.93 and $26.94 were not included; as of December 31, 2004 and 2003 there were no options excluded.

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